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                                                                    EXHIBIT 10.8

                                    Ameren
                         Parallel Operating Agreement

THIS AGREEMENT, made and entered into this is ______ day of ___________, 2000, by and between AMEREN SERVICES COMPANY, a Missouri Corporation, as designated agent for Union Electric Company and Central Illinois Public Service Company (hereinafter referred to collectively as "Company"), and AMEREN ENERGY GENERATING COMPANY an Illinois Corporation, (hereinafter called "Operator"), referred to collectively as "Parties" and singularly as "Party";

                                  WITNESSETH

WHEREAS, Company owns and operates an Electric System on which the Company provides non-discriminatory service to eligible customers in accordance with the Company's Open Access Transmission Tariff and in accordance with all Applicable Laws and Regulations set forth by the Federal Energy Regulatory Commission; and

WHEREAS, Operator has constructed and is operating an electric generating plant consisting of generators, step-up transformer, disconnects, relays, metering and other necessary equipment (hereinafter "Plant") in Jasper County, Illinois and desires to continue operating said Plant in accordance with the provisions of this Agreement; and

WHEREAS, Operator intends to continue transmitting power and energy generated therefrom on Company's Electric System in parallel with Company and other users of Company's Electric System; and

WHEREAS, Company is agreeable to permitting said Parallel Operation by Operator, according to the following terms and conditions, provided said Parallel Operation does not adversely affect the quality or continuity of service Company is obligated to provide to all users of Company's Electric System; and

WHEREAS, Operator understands that this agreement is not a request for transmission service under Company's Open Access Transmission Tariff, nor does this Agreement in any way obligate Company to provide to Operator any specific level or type of transmission service; and

WHEREAS, Operator understands that to acquire open access transmission service from Company, Operator must make a specific request to Company in accordance with the procedures set forth in Company's Open Access Transmission Tariff; and

WHEREAS, Operator understands that any request to the Company for transmission service from the Plant by Operator or by any other entity may result in further studies to identify system constraints caused by providing the transmission service, the costs to remove those constraints (if any) through system reinforcements, and possible target dates for completion of the system reinforcements (if required) to provide the desired transmission service;

NOW THEREFORE, the Parties hereto, each in consideration of the covenants and agreements hereinafter stated, mutually agree as follows:

SECTION 1 - DEFINITIONS
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A.   Whenever used in this Agreement, the following terms shall have the following meanings:

     1. "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, or controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     2.   "ANSI" shall mean the American National Standards Institute.

     3. "Applicable Laws and Regulations" shall mean all applicable federal, state and local laws, ordinances, rules and regulations, and all duly promulgated orders and other duly authorized action of any Governmental Authority having jurisdiction.

     4. "Avoided Out-of-Pocket Cost" shall mean those costs Company would have incurred to generate the Energy at Company's generating stations including the incremental cost of fuel, labor, operations, maintenance, emission allowances, taxes, and any other expenses normally incurred by Company, including expenses for transmission and transformation losses, that were not incurred because of the oversupply of Energy by Operator.

     5. "Direct Assignment Facilities" shall mean those facilities or portions of facilities that are constructed by the Company for the sole use/benefit of the Customer.

     6. "Electric System" shall mean all lines, conduits, ducts, real estate, fixtures, structures, and any other devices used or to be used for or in connection with or to facilitate the transmission or distribution of Energy.

     7. "Emergency" shall mean a condition or situation that in the sole judgment of Company affects or could affect Company's ability to maintain safe, adequate, reliable and continuous electric service on Company's Electric System or presents or could present risk of injury to persons or damage to property.

     8. "Energy" shall mean electric energy expressed in kilowatt-hours ("kWh") or in megawatt-hours ("MWh").

     9. "Environment" shall mean soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

     10. "Environmental Law" shall mean any environmental or health and safety related law, regulation, rule, ordinance, guideline, criterion, mandate, order or by-law at the federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

     11.  "FERC" shall mean the Federal Energy Regulatory Commission.

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     12.  "Generation Imbalance" shall mean a condition or situation when a difference of greater than +/- 1.5% (or a minimum of +/- 2 MW) occurs between the Energy scheduled for delivery to the Electric System and the actual delivery of Energy to the Electric System.

     13. "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts by which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

     14. "Governmental Authority" shall mean any federal, state, local or municipal governmental body; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

     15. "Hunting" shall mean an undesirable oscillation or fluctuation of the actual output of a generator over and under the desired output of the generator operating in Steady State.

     16.  "IEEE" shall mean the Institute of Electrical and Electronic
          Engineers.

     17. "Inadvertent Generation Imbalance" shall mean a condition or situation when a difference of less than or equal to +/- 1.5% (or a minimum of +/- 2 MW) occurs between the energy scheduled and the actual delivery of energy to the Electric System.

     18. "In-Kind Energy" shall mean Energy purposefully over generated or under generated by Operator to compensate Company for Inadvertent Generation Imbalances. The delivery of In-Kind Energy shall be scheduled with Company by Operator during a market period (i.e. on peak or off peak as defined by FERC) that is similar to the market period in which the Inadvertent Generation Imbalance occurred.

     19. "Interconnecting Facilities" shall mean all equipment and facilities that are necessary or desirable to interconnect the Plant to Company's Electric System economically, reliably and safely, including all connection, switching, transmission, distribution, safety, engineering, communication and administrative facilities, and all improvements, additions or extensions to Company's Electric System attributable to or necessitated by the Plant.

     20. "ISO" shall mean an Independent System Operator or any other FERC approved Regional Transmission Organization whether for profit or not-for-profit.

     21. "Islanding Event" shall mean a condition or situation when the Electric System outlet of Operator's Plant has become disconnected or isolated from other parts

                                 Page 3 of 26
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          of the Electric System in such a manner that adequate Electric System interconnectivity is no longer available to deliver the output of Operator's Plant in a safe and reliable manner.

     22.  "MAIN" shall mean Mid-America Interconnected Network.

     23. "Metering Equipment" shall mean the meters and associated equipment used for the measurement of energy, and all other meters and associated equipment (including generation metering, telemetering, temperature control, environmental control and communication equipment) necessary from time to time for determining the status of switching equipment related to the Plant, and for measuring energy deliveries to the Electric System.

     24.  "NEC" shall mean the National Electric Code.

     25.  "NEMA" shall mean the National Electrical Manufacturers Association.

     26. "NERC" shall mean the North American Electric Reliability Council, including any successor thereto or any regional reliability council thereof.

     27.  "NESC" shall mean the National Electric Safety Code.

     28. "Network Upgrades" shall mean those modifications or additions to transmission-related facilities that are integrated with and support the Company's overall Electric System for the general benefit of all users of the Company's Electric System.

     29.  "OSHA" shall mean the Occupational Safety and Health Act.

     30. "Out-of-Pocket Cost" shall mean those costs incurred by Company to generate the Energy at Company's generating stations including the incremental cost of fuel, labor, operations, maintenance, emission allowances, taxes, and any other expenses incurred by Company, including expenses for transmission and transformation losses, that would not have been incurred if the Energy had not been generated by Company. Out-of-Pocket cost for Energy purchased from a source outside of Company's Electric System will be the total amount paid therefore by Company, including amounts paid for transmission and transformation losses, which otherwise would not have been paid.

     31. "Parallel Operation" shall mean the simultaneous use of Company's Electric System by two or more Energy generators for the purpose of delivering Energy and Capacity.

     32. "Person" shall mean any individual, governmental authority, corporation, limited liability company, partnership, limited partnership, trust, association or other entity.

     33. "Private Letter Ruling" shall mean a ruling issued by the Internal Revenue Service ("IRS") to the taxpayer, applying or revealing the IRS' interpretation of the tax laws to a specific set of facts.

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     34.  "Protection and Control Devices" shall mean such protective relay systems, locks and seals, circuit breakers, automatic synchronizers, associated communication equipment and other control and protective apparatus as specified and approved by Company as necessary for the operation of the Plant in parallel with Company's Electric System and to permit Company's facilities to operate economically, reliably and safely in their normal manner.

     35. "Qualified Plant Operator" shall mean a Person that has been properly trained to continuously monitor and control the operation and output of the Plant.

     36. "Regulated Materials" shall mean any chemical, substance, material, or waste which is now or becomes listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such chemicals, substances, materials or wastes being hazardous, harmful or potentially harmful to human health or to the environment, including without limitation, asbestos, PCBs and petroleum containing substances.

     37. "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

     38. "Site" shall mean the real property owned or leased by Operator on which the Plant is or is to be located.

     39. "Steady State" shall mean the condition in which some specified characteristic, such as a value, rate, periodicity, or amplitude, exhibits only negligible change over an arbitrarily long interval of time.

SECTION 2 - PLANT DESCRIPTION

     A.   One-Line Drawing

          1. The Plant shall be constructed by Operator as illustrated in the simple one-line drawing marked Attachment A-1, which shall be attached hereto and hereby made a part of this Agreement.

     B.   Location

          1. A map illustrating the geographical location of the Site shall be marked Attachment A-2, which shall be attached hereto and hereby made a part of this Agreement.

SECTION 3 - COMPANY AUTHORIZATION

     A. Company hereby authorizes Operator to operate, at Operator's own expense, Operator's Plant in parallel with Company and other users of Company's Electric System; provided Operator's Plant is and continues to remain in compliance with the requirements of this Agreement.

SECTION 4 - EQUIPMENT REQUIREMENTS

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     To ensure continued reliable integration of Operator's Plant into Company's
     Electric System, Operator shall provide, install and properly operate and maintain the following equipment at Operator's Plant:

     A.   Metering

          1. Operator shall provide, install and properly maintain at Operator's expense all necessary Metering Equipment specified by Company, including but not limited to: i) revenue quality interchange metering, at a point or points agreed to by the Parties, capable of measuring the instantaneous, hourly and total amount of Energy being delivered from the Plant to the Electric System; and ii) metering capable of instantaneously providing to Company the amount of Energy being generated by each generator at Operator's Plant.

          2. At Company's sole discretion, Company may require Operator to provide, install, own and properly maintain equipment to telemeter the following data continuously from the Company specified Metering Equipment to Company using Harris 5000 protocol, or as approved by Company, its operational equivalent:

               (a)  Real Power in megawatts ("MW");

               (b)  Reactive Power in megavolt-ampere-reactive ("MVAR");

               (c)  Energy in megawatt-hours ("MWH") for each hour; and

               (d) Depending on the number of generators and Electric System configuration, Company may require Electric System MW, MVAR, megavolts ("MV") and the breaker status for each generator and interconnection point.

          3.   The Metering Equipment shall be tested by Operator at least one
               (1) time each year at Operator's expense and at any other reasonable time upon request by either Party, at the requesting Party's expense. Operator shall provide Company with fourteen
               (14) days notice of any testing to be performed on the Metering Equipment and Company shall have the right to be present during all testing and shall be furnished with all testing results in a timely manner.

          4. If testing of the Metering Equipment reveals any measurement inaccuracies, the affected Metering Equipment shall be recalibrated, repaired or replaced promptly by Operator such that any measurement inaccuracies are rectified. If such testing reveals measurement inaccuracies greater than 1%, payments made in conjunction with Generation Imbalances or Inadvertent Generation Imbalances shall be retroactively adjusted for the actual period during which the inaccurate measurements were made, if such period can be determined, or if the period cannot be determined, for one-half of the time from the date of the previous Meter Equipment test, but such period shall not exceed six (6) months.

          5. If, for any reason, any Metering Equipment is out of service or malfunctions so that the amount of Energy delivered cannot be ascertained or computed from the readings thereof, the Energy delivered during the period of such outage shall be estimated and agreed to by the Parties upon the best data available.

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          6.   At intervals requested by Company, Operator shall provide to
               Company actual readings of the Metering Equipment to verify the accuracy of the Metering Equipment data being telemetered to Company.

     B.   Protective and Control Devices

          1.   Disconnecting Devices:  Manually operated disconnecting devices
               ---------------------
               must be provided and maintained by Operator as a means of electrically isolating each generator and Operator's Plant from Company's Electric System. Company shall approve the type of manually operated disconnecting devices to be used and the location for each device at the Plant. Each manually operated disconnecting device shall be readily accessible to Company at all times. The manually operated disconnecting device(s) must provide a visible means of disconnection and have a means for padlocking with Company's padlocks. Any manually operated disconnecting device that is capable of isolating the Plant from the Company's Electric System shall be under the jurisdictional control of Company; and, except in the case of an Emergency, only shall be operated by Operator after appropriate authorization is received from Company.

          2.   Circuit Breakers:  Operator shall provide, install, operate and
               ----------------
               maintain at a location or locations agreed to by the Parties a circuit breaker or circuit breakers capable of automatically removing Operator's Plant from Company's Electric System. Each circuit breaker installed by Operator must have sufficient interruption capacity to interrupt the maximum available fault current at each circuit breaker location. Company reserves the right to maintain jurisdictional control over all circuit breakers Company deems necessary to fulfill the power and authority granted under the terms of this Agreement.

          3.   Fault and Loss of Utility Protection:  Operator shall provide,
               ------------------------------------
               install, operate and maintain all of the relays and associated equipment, including communications equipment, required by Company to safely, efficiently and reliably integrate Operator's Plant into Company's Electric System. The relays and associated equipment required by Company shall include, but not be limited to the following: i) main fault protection relay(s) and associated equipment capable of detecting a fault within Operator's Plant and isolating Operator's Plant from Company's Electric System when such faults occur; ii) fault protection relay(s) and associated equipment capable of detecting faults on Company's Electric System and isolating Operator's Plant from Company's Electric System to prevent the Plant from contributing to such faults; and iii) loss of Electric System supply relay(s) and associated equipment capable of detecting Electric System Islanding Events and isolating Operator's Plant from the Electric System to prevent unsafe or unreliable feedback from Operator's Plant into Company's Electric System. All of the relays required for safe, efficient and reliable operation of the Plant onto Company's Electric System shall be equipped with built-in test provisions.

          4.   Out-of-step Protection or Generator Trip Scheme:  At Company's
               -----------------------------------------------
               sole discretion, Operator may be required to perform at Operator's expense a stability analysis on its Plant to verify whether the Plant loses or could lose synchronism under any reasonable scenario. If the stability analysis reveals that the Plant loses or could

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               lose synchronism, Operator shall install at its expense out-of-
               step protection or other generator trip schemes as required by Company.

          5.   Over-Voltage and Under-Voltage Relays:  Operator shall provide,
               -------------------------------------
               install, operate and maintain Over-Voltage and Under-Voltage Relays which will trip the Circuit Breaker to prevent excessive voltage excursions when the voltage level reaches or exceeds the Over-Voltage or Under-Voltage Relay trip settings approved by Company.

          6.   Over-Frequency and Under-Frequency Relays:  Company may require
               -----------------------------------------
               Operator to provide, install, operate and maintain Over-Frequency and Under-Frequency Relays at settings approved by Company to detect excessive frequency fluctuations occurring on Company's Electric System.

     C.   Generation Requirements

          1. Company may require Operator to provide, install and maintain VAR compensation equipment to correct Plant output to near unity power factor. The location of the VAR compensation equipment and the amount of VAR compensation to be added shall be agreed to by the Parties. If necessary, Company may require Operator to install VAR compensation equipment capable of being switched on and off in stages to provide varying amounts of VAR compensation.

          2. Company shall require for all synchronous generators and all induction generators designed to operate similar to synchronous generators the following:

               (a) Automatic synchronization equipment that is supervised by synchro-check relays to automatically synchronize the Plant with Company's Electric System; and

               (b) An automatic voltage regulator capable of maintaining generator voltage, during Steady State conditions without Hunting, within an operating range of +/- 5% of the rated voltage of the generator.

          3. All generators at the Plant shall comply with the latest ANSI Standards C50.10 and C50.13 as such standards relate to waveform and telephone interference.

          4. Company may also require Operator to provide, install and maintain on synchronous generators and induction generators designed to operate similar to synchronous generators: i) free-operating governors on prime movers for added stability depending on generator size and location; ii) capacitors and/or reactors on induction generators capable of providing voltage support equal to that provided by synchronous generators.

     D.   Communication Devices

          Operator shall provide, operate and maintain telephone service or other similar communication devices as Company may reasonably request to ensure

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          Company's ability to provide Operator with operating instructions at any time and ensure Company's ability to receive Metering Equipment data from Operator's Plant on a real time basis.

     E.   High Voltage Equipment Standards

          Any new high voltage equipment used by Operator shall be constructed in accordance with the latest applicable standards of ANSI or the NEMA. All installations by Operator shall comply with article 705 of the NEC's latest revision or the requirements contained in this Agreement, whichever are more restrictive.

SECTION 5 - OPERATION REQUIREMENTS
----------------------------------

     A.   Plant Operation and Control

          1. Operator shall employ Qualified Plant Operators to monitor the operation of the Plant and coordinate such operation with Company's Electric System. Operator shall ensure that Qualified Plant Operators are on duty at all times, twenty-four (24) hours a day and seven (7) days a week.

          2. At Company's sole discretion, Company may require Operator to provide Company with direct digital control, or its functional equivalent, of Operator's Plant output for safety or reliability considerations under the terms and conditions of a separate agreement ("Separate Agreement") that is mutually agreeable to both Parties. Under no circumstance, however, may Company dispatch the Plant to meet Company's load requirements unless specifically authorized to do so under terms of the Separate Agreement.

          3. In an Emergency, Company may require Operator to raise or lower production of Energy to maintain safe and reliable load levels and voltages on Company's Electric System; provided, however, any changes in the level of Plant output shall be implemented in a manner consistent with safe operating procedures that are within the design limitations of the Plant and Operator is reimbursed for the cost it incurs to modify the output of its Plant in accordance with the applicable provisions set forth in the Company's OATT. At Company's discretion and where Company has direct digital control, or its functional equivalent, of Operator's Plant, Company may require that operation of the Plant be placed in exclusive control of Company for the duration of an Emergency.

          4. The Parties will cooperate with each other in their analysis of disturbances to either the Plant or Company's Electric System by gathering data or providing access to any information relating to any disturbance, including but not limited to, information from protective relay targets, breaker operations and sequence of events records.

     B.   Plant Disconnection

          1. Company reserves the right, in accordance with Good Utility Practice, to open any manually operated disconnecting device or other devices under Company's functional control or jurisdictional control, isolating Operator's generation, if in Company's sole judgment:

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               (a)  Operator's generating equipment causes or could cause objectionable interference with Company's service to other customers or with the operation of Company's Electric System;

               (b) Operator's Protection and Control Devices cause or contribute, or could cause or contribute to a hazardous condition or a system Emergency;

               (c) Continued Parallel Operation is or may be hazardous to, or has or could have an adverse effect on Operator's Plant, Company's Electric System or the general public; or

               (d) Disconnection is necessary or appropriate to provide Company personnel clearance for dead line or live line maintenance.

          2. In an Emergency, Company may disconnect Operator's Plant from Company's Electric System until the Emergency condition has been corrected or until such condition no longer exists.

          3. Except in the case of an Emergency, Company will provide reasonable notice to Operator prior to any disconnection. In the case of an Emergency, Company will provide to Operator, as soon as reasonably practicable after the occurrence of the Emergency, information relating to the nature of such Emergency and the expected duration of the disconnection from Company's Electric System.

          4. Company shall not be liable in any way for any loss, claim or damage arising from any action taken pursuant to this Section 5(B) or any other action taken in accordance with Good Utility Practices, the NEC, the NESC, the practices, methods, acts, criteria and guidelines of NERC, MAIN or any ISO or other Applicable Laws and Regulations, including any such action resulting in an inability or failure for any reason to accept delivery of Operator's Plant output unless such action constitutes negligence on the part of Company.

     C.   Operating Restrictions

          1. The Parties may agree to restrict the Operator's Plant operations in lieu of, or pending the completion of Electric System modifications or upgrades that are, or would otherwise be required for safe and reliable Parallel Operation prior to Operator operating its Plant in parallel with other users of the Company's Electric System. Any such operating restrictions agreed to by the Parties shall be identified in Attachment B and attached hereto and hereby made a part of this Agreement for all purposes.

     D.   Performance Criteria

          1.   Harmonic Requirements:  The harmonic content of the voltage and
               ---------------------
               current waveforms injected into Company's Electric System by Operator's Plant shall be restricted to levels that are in accordance with the latest IEEE Standard 519 and which will not cause excessive distortion of Company's waveform, telephone interference, carrier interference or equipment operating problems for Company or other users of Company's Electric System. Company may require Operator to reduce or eliminate the existence of any excessive harmonics at Operator's expense.

          2.   Speed Governor and Voltage Regulators:  Whenever the Plant is
               -------------------------------------
               connected to or operated in parallel with Company's Electric System, Operator shall do so with the Plant's speed governors unrestrained and voltage regulators in automatic mode, in accordance with the latest NERC Policy 1. The voltage operating level of the Plant will be supplied to Operator by Company.

          3.   Voltage Control Requirements:  Operator must be capable of
               ----------------------------
               operating all of its generation sources at the Plant continuously at 95% to 105% of each generator's rated output voltage. Operator shall operate the Plant at the voltage levels reasonably prescribed by Company, provided such voltage levels do not reduce the megawatt output of the generators, except in an Emergency, and such voltage levels are within the design limitations of the Plant. The Plant shall automatically generate such reactive power as may be necessary to maintain reactive support.

     E.   Maintenance Procedures

          1. Operator shall prepare and maintain a daily operations log containing the following information: unit availability, maintenance outages, circuit breaker trip operations, relay targets and unusual events. Company shall have the right to access and review Operator's operation logs after providing reasonable notice to Operator.

          2. Operator shall be required to properly maintain and test the following protective equipment and provide to Company, upon Company's request, the maintenance and certified test report data at the intervals described below:

               (a) Relays: Per manufacturer recommendations, or upon reasonable request of Company provided such request is based on Good Utility Practice;

               (b) Circuit Breakers: Per manufacturer's recommendations, or upon reasonable request of Company provided such request is based on Good Utility Practice;

               (c) Communication Channels: Every two (2) years or such other reasonable interval as requested by Company provided such requests are based on Good Utility Practice;

               (d) Batteries: As provided in the latest approved IEEE 450-1995 Standard.

               Operator shall include with such certified test report data the identity and qualifications of the personnel performing such tests and such other information as Company reasonably requests.

     F.   Abnormal System Conditions

          It is the sole responsibility of Operator to protect its equipment from excessive negative sequence currents, Electric System faults, Plant internal faults, voltage or frequency excursions or other abnormal Electric System conditions, and Company shall have no responsibility or liability to Operator for any consequence thereof or any loss, claim or damage resulting therefrom.

     G.   Automatic Reclosing

          Operator shall be solely responsible for the protection of its equipment from automatic reclosing operations by Company unless the generator breaker at the Plant is part of or integral to a breaker and a half or ring bus arrangement owned and operated by Company, in which case the Company will assume the responsibility for properly coordinating the reclosing operations on such generator breaker. Except as otherwise provided herein, Company shall have no responsibility for or liability in connection with damages caused by automatic reclosing operations by Company out-of-phase with Operators generators, all of the foregoing being the responsibility of Operator.

     H.   Scheduling Forecast

          1.   Operator or its designated agent shall submit to Company:

               (a) By 12:00 PM each day, an hourly forecast of generation scheduled for the following seven days;

               (b) By November 1 of each year, on-peak and off-peak generation and load forecasts for the following ten (10) years; and

               (c) Any other forecast data covering other intervals that Company may reasonably requests from Operator to comply with open access requirements.

          2. The forecast submitted by Operator pursuant to this Section 5(H)(1) will be used for planning purposes only. Operator will in no way be bound to this forecast or penalized in any way for its inaccuracy.

SECTION 6 - GENERATION IMBALANCES
---------------------------------

     A.   General

          1. Operator will use commercially reasonable efforts to avoid oversupplying or undersupplying Energy to Company's Electric System.

     B.   Generation Imbalances

          1. If Operator's actual delivery of Energy during any hour to Company's Electric System differs from the scheduled amount by greater than +/- 1.5% (or a minimum of +/- 2MW):

               a. Operator will pay Company for Energy required to cover an undersupply Generation Imbalance at a per megawatt-hour ("MWh") rate equal to the greater of (i) $100 per MWh; or
                    (ii) 110% of the Company's hourly Out-of-Pocket Cost; and

               b. Company will pay Operator for Energy resulting from an oversupply Generation Imbalance at a per MWh rate equal to 90% of Company's hourly avoided Out-of-Pocket Cost, unless such oversupply causes an increase in Company's hourly Out-of-Pocket Cost, then Company shall charge Operator a rate of 110% of the increased cost incurred by Company.

     C.   Inadvertent Generation Imbalances

          1. If Operator's actual delivery of Energy during any hour to Company's System differs from the scheduled amount by an amount less than or equal to +/- 1.5% (or a minimum of +/- 2MW), Operator shall have thirty (30) days to correct the Inadvertent Generation Imbalances by returning to Company the same amount of In-Kind Energy. If Operator fails to correct the Inadvertent Generation Imbalances within thirty (30) days, the Inadvertent Generation Imbalances shall be subject to the following charges:

               a. Operator will pay Company for Energy required to cover an undersupply, Inadvertent Generation Imbalance at a per MWh rate equal to $100 per MWh; and

               b. Company will pay Operator for Energy resulting from an oversupply, Inadvertent Generation Imbalance at a per MWh rate equal to 90% of Company's hourly Avoided Out-of-Pocket Cost, unless such oversupply caused an increase in Company's hourly Out-of-Pocket Cost, then Company shall charge Operator a rate of 110% of the increased cost incurred by Company.

     D.   Impact of OATT Energy Imbalance Provisions

          That portion of the output of Operator's Plant that is scheduled to serve load within the Company's control area shall not be subject to Generation or Inadvertent Generation Imbalance pursuant to this Agreement, but shall be subject to the Energy Imbalance provisions under the Company's OATT.

SECTION 7 - WAIVER OF REQUIREMENTS
----------------------------------

     A.   Waiver Process

          1. Operator may request a waiver from or modification to any of the requirements of this Agreement by making a written request to Company containing the following information:

               (a) The requirement that Operator desires to be waived or modified;

               (b) A detailed explanation stating the reasons Operator believes the requirement should be waived or modified; and

               (c) Other information necessary to support Operator's position, including but not limited to, drawings, technical data, and cost information.

          2. Company shall have thirty (30) days to respond in writing to Operator stating whether such waiver or modification has been granted or denied, and if the waiver or modification is denied, the reason for such denial. Any waiver request submitted by Operator and responded to by Company shall be marked Attachment C, with each separate waiver or modification request numbered sequentially. Attachment C shall be attached hereto and hereby made a part of this Agreement.

SECTION 8 - ELECTRIC SYSTEM MODIFICATIONS
----------------------------------------

     A.   Direct Assignment Facilities

          1. Any Electric System modifications, removals or additions made by Company for the sole benefit of Operator, that would not otherwise have been made except to accommodate the connection of Operator's Plant to Company's Electric System, have been specifically identified, if applicable, as Direct Assignment Facilities in the Interconnection Agreement between Company and Operator.

          2. Operator shall reimburse Company for all ongoing Direct Assignment Facility costs which shall include any Direct Assignment Facility maintenance or replacement costs that Company incurs during the term of this Agreement, and any tax liability Company incurs as a result of such reimbursement, if applicable.

     B.   Network Upgrades

          1. Any Electric System modifications, removals or additions made by Company to accommodate a specific transmission service request that are integrated with and support the Company's overall Electric System for the general benefit of all users of Company's Electric System shall be specifically identified as Network Upgrades in an executed Transmission Service Agreement.

          2. The transmission customer shall reimburse Company for the costs associated with all Network Upgrades identified in any such Transmission Service Agreement in accordance with FERC policy at the time such Network Upgrades are made.

     C.   Plant and Electric System Modifications

          1. The Parties recognize that from time to time certain improvements, additions or modifications to Operator's Plant or the Company's Electric System may be reasonably required by the Company to continue operating the Plant economically, reliably and safely into Company's Electric System. Such modifications to the Operator's Plant shall be made at Operator's expense as may be reasonably required by Company upon advanced written notice to Operator. Any costs associated with modifications made to the Company's Electric System pursuant to this Section 8(C) shall be subject to reimbursement from Operator in accordance with FERC policy at the time such modifications are made.

          2. Operator agrees to provide to Company prior written notice of any planned material change or modification to the Plant. If such modification or change may affect, or require changes to Company's Electric System, Operator agrees that it will not make such changes without written consent from Company. If Company determines that such Electric System changes would not have occurred but for the modifications or changes at Operator's Plant, Operator shall reimburse Company, in accordance with FERC policy, for all expenses Company incurs to make such changes, including any taxes associated with such reimbursement, if applicable.

     D.   Electric System Modification Standards

          1. Any Electric System modifications or additions shall be designed, constructed, operated and maintained by Company in accordance with all local, state and federal rules, regulations, standards and codes which are applicable to Company; including, but not limited to, the NESC, the NEMA Codes, OSHA, Article 705 of the NEC's latest revision, the practices, methods, acts, criteria and guidelines of NERC, MAIN and any ISO having jurisdiction over Company's Electric System, and any other rules, regulations or orders of any public authority having jurisdiction.

SECTION 9 - ACCESS
------------------

     Except in an Emergency, whereby the notice provision in this Section 9 shall not apply, representatives of each Party shall at all reasonable times, and upon reasonable notice to the other Party, have access to only those properties of the other Party that are reasonably necessary to perform inspections and obtain information for the sole purpose of implementing the provisions of this Agreement. The representatives of each Party shall at all times while on the other Party's property, observe such reasonable safety rules and other precautions as may be required by the other Party, and the representatives of each Party shall conduct themselves in a manner that will not in any way interfere with the operations of the other Party.

SECTION 10 - NOTICES AND OTHER COMMUNICATIONS
---------------------------------------------

     A.   Notices

          1. Except as otherwise specifically provided in this Agreement, any notice, demand or request required or authorized by this Agreement to be given by either Party to the other Party shall be in writing. Any such notice, demand or request shall either be personally delivered, delivered by mailing the same either in first class mail or with a national private express mail service, postage prepaid, or by transmitting the same by telecopy or facsimile equipment (with receipt confirmed) to the other Party at the address provided in this Section. Any such notice, demand, or request delivered or mailed shall be deemed to have been given when so delivered or mailed.

          2. Notices and other communications by Operator to Company shall be addressed to:

                            Ameren Services Company
                            Attn:  Roger Harszy
                            Manager - Energy Supply Operations

                           P.O. Box 66149 (M/C 630)
                           St. Louis, MO 63166-6149

                           Fax:  (314) 554-4012

          3. Notices and other communications by Company to Operator shall be addressed to:

                           Ameren Energy Generating Company
                           Newton Power Station
                           Attn:  Bob Kennedy
                           6725 N. 500th Street
                           Newton, IL 62448

                           Fax:  (618) 783-4473

          4. Either Party may change its address or contact person by written notice to the other Party in accordance with this Section.

SECTION 11 - BILLING
--------------------

     A.   Billing Procedure

          1. Any bills that are rendered pursuant to this Agreement shall be rendered by Company as soon as practicable in the month following the calendar month in which they were incurred, or as soon thereafter as practicable. Any such bills shall be prepared in a manner setting forth the amount due in such detail and with such segregation as may be needed for settlement under provisions of this Agreement.

          2. Each bill rendered by Company to Operator shall be paid by Operator within thirty (30) days after receipt of the billing statement. Any portion of the bill not paid within thirty (30) days shall be considered past due. All payments shall be made in immediately available funds payable to the Company, or by wire transfer to a bank named by Company.

          3. Interest on any past due amounts shall be calculated in accordance with the methodology specified for interest on refunds in the FERC's regulations at 18 C.F.R. (S) 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by Company.

          4. If Company determines through its bill calculation process that Company owes Operator under provisions of this Agreement, Company shall issue to Operator a statement indicating the amount Company will be paying Operator. Any such statements shall be prepared in a manner setting forth the amount due by Company to Operator in such detail and with such segregation as may be needed for settlement under provisions of this Agreement. Company agrees to pay Operator for the amounts due within thirty (30) days after Company issues the statement to Operator. If Company fails to make payment within thirty (30) days, interest on any past due amounts shall be calculated as provided in Section 11A(3) of this Agreement.

     B.   Billing Disputes

          1. If Operator disputes the correctness of a bill, it will nevertheless, pay the undisputed portion of such bill plus the disputed amount and shall submit to Company a written statement detailing the items disputed.

          2. If the Parties are unable to agree upon the disputed items, such items shall be settled by arbitration as prescribed in Section 12 of this Agreement and in accordance with the rules of the American Arbitration Association.

          3. Any refund ordered as a result of arbitration or as a result of a Private Letter Ruling shall be subject to interest calculated in accordance with the methodology specified for interest on refunds in the FERC regulations at 18 C.F.R. (S) 35.19a(a)(2)(iii). Interest on refunds shall be calculated from the date upon which the amount to be refunded was paid to the date of the refund.

SECTION 12 - DISPUTE RESOLUTION
-------------------------------

     A.   Arbitration

          1. Any controversy, claim, counterclaim, defense, dispute, difference or misunderstanding arising out of, or relating to, this Agreement, or breach thereof, shall be settled by arbitration. The arbitration shall be conducted before a single neutral arbitrator appointed by the Parties, shall be held in St. Louis, Missouri, under the rules of the American Arbitration Association, shall be binding upon the Parties, and judgment upon any award rendered may be entered in any court having jurisdiction. If the Parties fail to agree upon a single arbitrator, each Party shall choose one arbitrator who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall select a third arbitrator to chair the arbitration panel.

          2. Each Party shall be responsible for its own costs incurred during the arbitration process and for the following costs, if applicable:

               (a) the cost of the arbitrator chosen by the Party to sit on the three member panel and one half of the cost of the third arbitrator chosen; or

               (b) one half the cost of the single arbitrator jointly chosen by the Parties.

          3. In resolving any controversy, claim, counterclaim, dispute, difference or misunderstanding the arbitrator(s) shall only have the power and authority to interpret and apply the Agreement as written. They shall not have the power or authority to add to the Agreement.

          4. In no event shall the arbitrator(s) award to either Party any indirect, special, incidental or consequential damages with respect to any claim arising out of, or relating to, this Agreement, or breach thereof.

SECTION 13 - INSURANCE
----------------------

     A.   Coverage

          1. During the term of this Agreement, Operator shall procure, pay premiums for and maintain in full force and effect, with Operator as named insured and Company and its employees, agents and affiliates as additional insureds, comprehensive general and/or excess liability insurance, including coverage for:

               (a)  products and completed operation;

               (b)  broad form contractual liability; and

               (c) explosion, collapse and underground damage exclusion deletion,

               all of the aforementioned coverages with limits not less than $10 million each occurrence for bodily injury and with limits of not less than $5 million each occurrence, and $10 million aggregate, for property damage; comprehensive auto liability insurance with combined single limits of not less than $1 million for bodily injury and property damage, including owned, blanket non-owned and hired coverage; worker's compensation insurance in amounts required by applicable state law; and employer's liability with limits not less than $1 million per accident or disease.

          2. Each insurance policy provided by Operator shall include the following:

               (a) At least thirty (30) days prior written notice of cancellation or material change to Company; and

               (b) A waiver of subrogation in favor of Company, its affiliates and their officers, directors, agents, subcontractors and employees.

          3. Proof of insurance for all coverages specified herein shall be provided to the Company prior to the commencement of constructing any facilities to connect the Plant to Company's Electric System, and from time to time thereafter as reasonably requested by Company. All insurance coverage required under this Agreement shall be provided by insurance companies reasonably acceptable to Company.

          4. The insurance coverages described above shall be primary to any other coverage available to Company and shall not be deemed to limit Operator's liability under this Agreement.

SECTION 14 - LIMITATION ON DAMAGES
----------------------------------

     UNDER NO CIRCUMSTANCE SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTY, WHETHER IN TORT, CONTRACT OR OTHERWISE FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EXCEPT TO THE EXTENT A PARTY IS LIABLE TO A THIRD PARTY FOR SUCH DAMAGES. THE

     PARTIES' LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES (INCLUDING DAMAGES DESCRIBED IN THE PRECEDING SENTENCE FOR WHICH A PARTY IS LIABLE TO A THIRD PARTY), AND ALL OTHER DAMAGES SPECIFIED IN THIS SECTION ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

SECTION 15 - INDEMNIFICATION
----------------------------

     A. Subject to the application of the provisions of Section 15(D) to matters relating to the Environment or any Regulated Materials, Operator shall indemnify, hold harmless and defend Company and all of Company's Affiliates and their directors, officers, shareholders, agents, employees, successors and assigns from and against any and all:

          1. loss, liability, damage, cost or expense, including damage and liability for bodily injury to or death of, or damage to property of Persons other than Company and all of Company's Affiliates and their directors, officers, shareholders, agents, employees, successors and assigns (including reasonable attorney's fees and expenses, litigation costs, consultant fees, investigation fees and sums paid in settlements of claims and any such fees and expenses incurred in enforcing this indemnity or collecting any sums due hereunder) (hereinafter referred to collectively as "Loss") to the extent arising out of, in connection with or resulting from Operator's breach of any of the representations or warranties made in, or Operator's failure to perform any of its obligations under, this Agreement, or

          2. Loss for bodily injury to or death of, or damage to property of, Persons to the extent arising out of, in connection with or resulting from Operator's design, installation, construction, ownership, operation, repair, relocation, replacement, removal or maintenance of, or the failure of, the Plant or any of Operator installed Interconnecting Facilities and regardless whether arising under Applicable Laws and Regulations or otherwise;

          provided, however, that Operator shall not have any indemnification obligations under this Section 15(A) or under Section 15(D) in respect of any Loss resulting from the negligence of Company or Company's Affiliates and their directors, officers, shareholders, agents, employees, successors and assigns to the extent such negligence is the sole proximate cause of the Loss.

     B. Company shall indemnify, hold harmless and defend Operator and each and all of Operator's Affiliates and their directors, officers, shareholders, agents, employees, successors and assigns from and against any and all Loss, to the extent arising out of, in connection with or resulting from Company's breach of any of the representations and warranties made in, or Company's failure to perform any of its obligations under, this Agreement; provided, however, that Company shall not have any indemnification obligations under this Section 15(B) or under Section 15(D) in respect of any Loss resulting from the negligence of Operator or Operator's Affiliates and their directors, officers, shareholders, agents, employees, successors and assigns to the extent such negligence is the sole proximate cause of the Loss.

     C. In the event that an indemnifying Party is obligated to indemnify and hold any indemnified Person harmless under this Section 15, the amount owing to the indemnified Person shall be the amount of such indemnified Person's actual Loss, net any insurance or other recovery.

     D. Subject to the terms and provisions of this indemnity and the provisions of Sections 15(A), 15(B) and 15(C), each Party shall protect, defend, indemnify and save harmless the other Party, its Affiliates, directors, officers, shareholders, agents, employees, successors and assigns from, against and in respect of, any and all Loss and reasonable expenses for accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against any indemnified Person arising out of or in conjunction with any claim or claims by any other Person or Persons (including, without limitation, a Governmental Authority), arising out of or in connection with (i) the use, generation, refining, manufacture, transportation, transfer, production, processing, storage, handling, or treatment of any Regulated Materials, on, under or from the facilities of the indemnifying Party; (ii) a Release, or threatened Release of any Regulated Materials on, under or from the indemnifying Party; (iii) the cleanup, removal and/or disposal of any Regulated Materials on, under or from the facilities of the indemnifying Party required by any Environmental Law or any Governmental Authority; (iv) any personal exposure or injury (including wrongful death) or property damage (real or personal) arising out of or related to such Regulated Materials, including any damage arising out of any cleanup required by the Governmental Authorities or Environmental Laws; (v) any lawsuit brought or threatened, settlement reached, or government order relating to such Regulated Materials; or (vi) any violation of laws, orders, rules, regulations, requirements, guidelines, or demands of Governmental Authorities, including permits and licenses under Environmental Laws, which are based upon or in any way related to such Regulated Materials. Nothing in this Section shall require a Party to indemnify the other Party with respect to any matter described in clauses (i) through (vi) above except in connection with the Plant, the Plant Site and the Interconnecting Facilities.

     E. Nothing in this Agreement shall be construed as creating any relationship between the Parties, including any partnership or joint venture, other than that of independent contractors. Nothing in this Agreement or any action taken hereunder shall be construed to create any duty, liability, or standard of care to any Person not a party to this Agreement.

SECTION 16 - FORCE MAJEURE
--------------------------

     A.   Force Majeure Defined

          The term "Force Majeure" means any cause beyond the reasonable control of and without fault or negligence of the Party claiming Force Majeure, including but not limited to acts of God, strike, flood, earthquake, storm, fire, lightning, explosion, epidemic, war, riot, civil disturbance, sabotage, changes in Applicable Laws and Regulations subsequent to the date hereof and action or inaction by any Governmental Authority which, in any of the foregoing cases, by exercise of due foresight such Party could not reasonably have been expected to avoid, and which, by the exercise of due diligence, it is unable to overcome.

     B.   Effect of Force Majeure

          1. Except for obligations to make any payments under this Agreement, the Parties shall be excused from performing their respective obligations under this Agreement and shall not be liable in damages or otherwise if and to the extent that they are unable to so perform or are prevented from performing by a Force Majeure, provided that:

               (a) the non-performing Party, as promptly as practicable after the Party reasonably determines that a Force Majeure event has occurred and such Force Majeure event will adversely impact the Party's ability to perform its obligations hereunder, gives the other Party written notice describing the particulars of the occurrence;

               (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

               (c) the non-performing Party uses all reasonable efforts to remedy its inability to perform; and

               (d) as soon as the non-performing Party is able to resume performance of its obligations excused as a result of the occurrence, it gives prompt written notification thereof to the other Party.

SECTION 17 - REPRESENTATIONS AND WARRANTIES
-------------------------------------------

     A.   Operator's Representations and Warranties

          Operator makes the following representations and warranties:

          1. Operator is duly organized and validly existing under the laws of the State of Illinois, is qualified to do business under the laws of the State of Illinois, is in good standing under its certificate of incorporation in the State of Illinois, has the requisite power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein.

          2. Operator is not prohibited from entering into this Agreement or discharging and performing all covenants and obligations on its part to be performed under and pursuant to this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or a default under, or require any consent, license or approval that has not been obtained pursuant to, any of the terms, conditions or provisions of any Applicable Laws and Regulations, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any Governmental Authority, the certification of incorporation and bylaws of Operator or any contractual limitation, restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which Operator is a Party or by which it or any of its property is bound.

          3. Operator has taken all such actions as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery hereof, and the consummation of transactions contemplated hereby.

          4. With regard to the Site on which the Plant will be constructed and operated, Operator is in full compliance with, and is not in violation of or liable under, any Environmental Law. Operator has no basis to expect, nor has it or any other Person for whose conduct it may be held to be responsible, received, any actual or threatened order, notice, or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Site, of any actual or potential violation or failure to comply with any Environmental Law with respect to the Site.

          5. This Agreement is a legal, valid and binding obligation of Operator enforceable in accordance with its terms, except as limited by laws of general applicability limiting the enforcement of creditor's rights or by the exercise of judicial discretion in accordance with general principles of equity.

     B.   Company's Representations and Warranties

          Ameren Services Company (hereinafter "Ameren Services"), Union Electric Company (hereinafter "UE") and Central Illinois Public Service Company (hereinafter "CIPS") hereby make the following representations and warranties:

          1. Ameren Services and UE are corporations duly organized, validly existing under the laws of the State of Missouri, and in good standing under their certificates of incorporation and the laws of the State of Missouri. CIPS is a corporation duly organized, validly existing under the laws of the State of Illinois, and in good standing under its certificate of incorporation and the laws of the State of Illinois.

          2. Pursuant to a validly executed General Services Agreement (hereinafter "Agency Agreement") by and between Ameren Services, UE and CIPS, Ameren Services is duly authorized to serve as designated agent for UE and CIPS. Through the powers granted in the Agency Agreement, Ameren Services has the requisite power and authority to carry on the business as now being conducted and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement and is duly authorized to execute this Agreement and consummate the transactions contemplated herein.

          3. Ameren Services is not prohibited from entering into this Agreement or discharging and performing all covenants and obligations to be performed under and pursuant to this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or default under, or, except as set forth in Section 18(L), require any consent, license or approval that has not been obtained pursuant to any of the terms, conditions or provisions of any Applicable Laws and Regulations, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any Governmental Authority, the certificate of incorporation and by-laws of Ameren Services, UE and CIPS or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which Ameren Services is a Party or by which Ameren Services', UE's or CIPS' property is bound.

          4. Ameren Services has taken all such corporate actions as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery hereof, and the consummation of transactions contemplated hereby.

          5. This Agreement is a legal, valid and binding obligation of Ameren Services enforceable in accordance with its terms, except as limited by laws of general applicability limiting the enforcement of creditor's rights or by the exercise of judicial discretion in accordance with general principals of equity.


SECTION 18 - MISCELLANEOUS PROVISIONS

     A.   Term

          This Agreement shall bind the Parties hereto from the date first written above, and shall extend, subject to and in accordance with its terms and conditions, until the interconnection between Company and Operator has been abandoned, cancelled, permanently disconnected or until the development, construction, or operation of the Plant by Operator or Operator's assignees or transferees (if applicable) has terminated. Following the end of the term, the Parties shall no longer be bound by the terms and conditions of this Agreement except as specifically provided in Section 18(M) and except to the extent of rights, duties or obligations accruing before the end of the term.

     B.   Severability

          If any provision or provisions of this Agreement shall be held invalid or unenforceable, such provision or provisions shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any other provision hereof.

     C.   Modifications

          No amendment or modification to this Agreement or waiver of a Party's rights hereunder shall be binding unless the same shall be in writing and signed by the Party against which enforcement is sought.

     D.   Prior Agreement Superceded

          This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and its execution supercedes all previous agreements, discussions, communications and correspondence with respect to such subject matter.

     E.   Counterparts

          This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

     F.   Further Assurances

          The Parties agree:

               1. to furnish upon request to each other such further information;

               2.   to execute and deliver to each other such other documents;
                    and

               3. to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.


     G.   No Third Party Beneficiaries

          This Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.

     H.   Successors and Assigns

          1. This Agreement shall inure to the benefit of and be binding upon Company and Operator and their respective successors and permitted assigns, provided, that Operator shall not sell or otherwise transfer the Plant to any Person unless such Person assumes all of Operator's obligations under this Agreement, and agrees to perform this Agreement pursuant to a written agreement reasonably satisfactory to Company.

          2. Company shall be permitted to assign or otherwise transfer this Agreement or its rights, duties and obligations hereunder, in whole or in part, by operation of law or otherwise, without Operator's consent, (i) to any ISO, or (ii) to any successor to or transferee of the direct or indirect ownership or operation of all or part of the Company's Electric System, and upon the assumption by any such permitted assignee of Company's rights, duties and obligations hereunder, Company shall be released and discharged therefrom.

          3. Operator shall be permitted to assign or otherwise transfer this Agreement or its rights, duties and obligations hereunder, in whole or in part, by operation of law or otherwise, without Company's consent to any chartered financial institution (hereinafter "Lender") as collateral security for financing of the Plant. Company agrees to provide to such Lender(s) on a timely basis with such information and such consents, opinions, resolutions and related documents as are reasonably requested by such Lender(s) and are ordinary and customary in connection with the closing of a project financing for facilities such as the Plant.

          4. Except as provided in this Section 18(H), neither Party shall assign, pledge or otherwise transfer this Agreement or any right or obligation under this Agreement without first obtaining the other Party's written consent, which consent shall not be unreasonably withheld or delayed, and any assignment or transfer of this Agreement or any rights, duties or interests hereunder by any Party without the written consent of the other Party shall be null and void and of no force and effect.


     I.   Submission to Jurisdiction; Waivers

          Subject to the provisions of Section 12, each of the Parties hereby irrevocably and unconditionally:

          1. submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the state courts located in St. Louis County, Missouri or the U.S. District Court, Eastern District of Missouri, and appellate courts from any therefrom;

          2. consents and agrees that any such action or proceeding may be brought in and only in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          3. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the other Party at its address set forth in
               Section 10, or at such other address of which the other Party shall have been notified pursuant thereto; and

          4. agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

     J.   Waivers

          The failure of either Party to insist in any one or more instance upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under this Agreement shall not be construed as a general waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in full force and effect, except with respect to the particular instance or instances.

     K.   Choice of Laws

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, irrespective of the application of any conflicts of laws provisions.

     L.   Regulatory Approval

          This Agreement shall be subject to the approval of the regulatory agencies having jurisdiction. In the event that this Agreement is not accepted in its entirety by all such agencies, either Party may terminate this Agreement immediately.

     M.   Survival

          The provisions of Sections 5B, 14, 15, 18I and 18K, including the rights and obligations of the Parties therein provided, shall survive the termination or expiration of this Agreement and the performance by the Parties of their obligations hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on their behalf as of the day and year first above written.


Ameren Energy Generating Company             Ameren Services Company

By: __________________________          By:________________________________


Title:______________________________         Title:_____________________________